EXHIBIT 99.1

Hooker Furnishings Reports Profitable Quarter and First Half

MARTINSVILLE, Va., Sept. 11, 2026 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (NASDAQ-GS: HOFT) (“Hooker” or the “Company”), a global leader in home furnishings, today reported its operating results for its fiscal 2027 second quarter ended August 2, 2026.

Key Results for the Fiscal 2027 Second Quarter and First Half:

  Significant adverse impact of tariffs in the prior year.  In February 2026, the U.S. Supreme Court (SCOTUS) ruled that certain tariffs imposed under the International Emergency Economic Powers Act (IEEPA) were not authorized by statute. In March 2026, the U.S. Court of International Trade directed U.S. Customs and Border Protection to implement a refund process for previously collected duties. Prior to the U.S. Supreme Court’s February 2026 decision invalidating the IEEPA tariffs, the Company incurred an estimated $10.3 million of cumulative pre-tax costs related to tariffs in fiscal year 2026, which had a significant adverse impact on the fiscal 2026 results, and significantly exceeded the tariff recoveries the Company is reporting today.
  Factors contributing to the prior-year tariff impact. Following the imposition of IEEPA tariffs beginning in April 2025, the Company elected to honor pricing on its existing customer backlog and, for competitive and administrative reasons, did not immediately adjust pricing on certain other products.
  Net sales remained under pressure. Consolidated net sales decreased by $6.0 million, or 8.7%, in the second quarter and $7.7 million, or 5.5%, in the first six months.
  Tariff recoveries. The Company received $7.9 million in tariff recoveries during the quarter. Of this amount, continuing operations recognized approximately $4.3 million as a reduction of cost of sales and $0.2 million of related interest income, partially offset by approximately $0.5 million of customer credits recorded as a reduction of revenue. Discontinued operations recognized approximately $1.0 million of net pre-tax benefit. Approximately $1.8 million of the tariff recoveries had not yet impacted cost of sales and was recorded as a reduction in inventory carrying values at quarter end. The Company does not expect to receive material additional tariff recoveries.
  Hooker Branded sales reflected lower volume and higher promotional discounts. Hooker Branded net sales declined 4.5% in the second quarter and 4.6% in the first six months, as lower unit volume and higher promotional discounts more than offset higher average selling prices.
  Domestic Upholstery benefited from growth in private-label and outdoor furnishings. Gross margin increased by 450 basis points in the second quarter and 180 basis points in the first six months, supported by tariff recoveries on imported materials, lower imported-material costs, and improved overhead absorption.
  All Other results reflected softer hospitality industry demand and timing of  project activity. Despite a second-quarter operating loss driven by lower shipments, the business was profitable for the first six months, with approximately 80% of first-half shipments occurring in the first quarter.
  Maintaining S&A discipline. Second quarter and year-to-date S&A reflect the sustained benefit of more than $17.5 million in annualized cost reductions implemented across our continuing operations in prior fiscal years. Higher expenses in Hooker Branded were primarily driven by certain administrative costs retained following the Home Meridian segment divestiture, partially offset by benefits from previously implemented cost-reduction and consolidation actions in Domestic Upholstery and All Other.
  Continued operating profitability. Operating income was $1.3 million for the second quarter and $2.9 million for the first six months, compared with operating losses of $0.5 million and $1.0 million, respectively, in the prior-year periods.
  Backlog strengthened sequentially and year over year. Consolidated backlog increased by 6.2% from the prior-year second-quarter end and by 8.4% from the end of the first quarter, led by Hooker Branded and  Domestic Upholstery, reflecting improved order momentum across key businesses.

Executive Commentary

“The significant costs we incurred due to the IEEPA tariffs significantly and adversely affected our prior-year results, and we are grateful to have recovered some of those costs in our fiscal 2027 second quarter,” said Jeremy Hoff, Chief Executive Officer. “The substantial administrative burden these tariffs placed on our team over many months cannot be recovered. In addition to the tariffs paid, we incurred incremental costs associated with the IEEPA tariffs, including increased customs bond costs, legal and professional fees, financing and working-capital costs, and other administrative and supply-chain-related expenses.

Although we do not believe that the tariff recoveries make us whole for the significant costs incurred by us in fiscal 2026, I am grateful to the Hooker team for their persistence and extraordinary effort in navigating an unprecedented and highly complex environment and ultimately securing these recoveries for our shareholders. We are also deeply appreciative of the commitment and partnership of our suppliers and customers as we navigated this period of extraordinary uncertainty for our industry.”

“Our quarterly results benefited from tariff recoveries received during the quarter, as well as the sustained impact of approximately $17.5 million annualized fixed cost reductions implemented across our continuing operations in the prior year.”

“We are encouraged to report $1.7 million in consolidated net income for the quarter, marking our third consecutive quarter of profitability and a $4.9 million improvement over the prior-year second quarter,” he continued. “These results were achieved despite a challenging demand environment characterized by continued weakness in housing activity, low consumer confidence and lower seasonal demand we typically experience in the first half of our fiscal year.”

“In addition to tariff recoveries, Hooker Branded profitability was impacted by shifts in channel and sales mix dynamics during the quarter. Seasonally softer summer shipments to brick-and-mortar retailers resulted in a greater mix of e-commerce sales, along with targeted promotional activity designed to support consumer engagement. The combination of channel mix and elevated promotional activity pressured margins during the quarter. We expect promotional activity to normalize during the second half of the fiscal year. Domestic Upholstery’s performance was driven by tariff recoveries and operational efficiencies implemented last fiscal year,” he continued. “Looking forward, retailer commitments to Margaritaville products, galleries, and free-standing stores continue to exceed our expectations. Shipments began in late Q2 and are expected to scale over the second half of fiscal 2027 and into fiscal 2028. Importantly, our fiscal July results, absent any tariff recoveries, showed significant improvement over prior year. We believe that positive momentum will continue into the second half of the fiscal year,” Hoff concluded.

Segment Reporting

Hooker Branded
Net sales decreased by $1.6 million, or 4.5%, in the second quarter and $3.4 million, or 4.6%, in the first six months, reflecting lower unit volume, higher promotional discounts, and key SKU out-of-stocks, due to significantly longer lead times out of Asia, partially offset by higher average selling prices. Gross profit increased by $3.2 million and $6.0 million, while gross margin expanded by 1,050 and 1,000 basis points, respectively, primarily due to tariff recoveries and higher selling prices. Inventory constraints in imported upholstery that began in the first quarter had largely eased by second quarter-end. The segment reported operating income of $870,000 in the second quarter and $2.1 million in the first six months, compared with approximately breakeven results in both corresponding prior-year periods. Backlog increased by 34.7% compared with the end of the prior-year second quarter.

Domestic Upholstery
Net sales decreased by $1.5 million, or 5.3%, in the second quarter and $2.1 million, or 3.6%, in the first six months, as lower sales of upscale leather and custom fabric upholstery were partially offset by double-digit growth in private-label and outdoor furnishings. Gross profit increased by $928,000 and $613,000, while gross margin improved by 450 and 180 basis points, respectively, supported by tariff recoveries on imported materials, lower imported-material costs, and improved overhead absorption. The segment reported second-quarter operating income of $833,000, compared with an operating loss of $408,000 in the prior-year period, and backlog increased by 4.8% compared with the end of the prior-year second quarter.

All Other
Hospitality business net sales decreased by $2.8 million, or 65.8%, in the second quarter and $2.2 million, or 23.5%, in the first six months, primarily due to project timing, with approximately 80% of first-half shipments occurring during the first quarter. Lower second-quarter shipments resulted in an operating loss for the quarter; however, the business remained profitable for the first six months.

Discontinued Operations
Although the Home Meridian divestiture was completed in the prior fiscal year, discontinued operations generated pre-tax income of $587,000 in the second quarter, reflecting tariff recoveries, customer-related adjustments and other post-divestiture activity.

Cash, Debt, and Inventory

Cash and cash equivalents increased to $18.7 million at the end of the second quarter, with no outstanding term loan balance, compared to $10.6 million at the end of the first quarter and $1.1 million at fiscal 2026 year-end, primarily reflecting tariff refund proceeds and accounts receivable collections. $24.0 million in cash generated from operations was used to repay $3.6 million of principal amount of outstanding loans, distribute $2.5 million in cash dividends, provide $1.3 million for share repurchases under the previously authorized $5 million share repurchase program, and fund $1.1 million in capital expenditures. Inventory levels decreased by $5.3 million from $48.7 million at year-end to $43.4 million at current quarter-end.

Despite these outflows, the Company maintained its financial flexibility with $51.8 million in available borrowing capacity under its Amended and Restated Loan Agreement as of fiscal quarter-end, net of standby letters of credit, and no outstanding balance on the credit facility.

Capital Allocation

“In late fiscal 2026, we announced that our Board authorized a new $5 million share repurchase program,” said Earl Armstrong, Senior Vice President and Chief Financial Officer. “Through the fiscal 2027 second quarter, we have repurchased 92,357 shares of our common shares at an average price of $13.68 per share, with approximately $3.7 million remaining available for future purchases under the authorization.”

“As we position the Company for sustainable growth, the new share repurchase program and adjusted dividend provide a balanced framework for returning capital to shareholders while preserving flexibility to invest in strategic priorities,” said Armstrong. “We believe this approach supports both near-term returns and long-term shareholder value,” he concluded.

Outlook

“Consumer spending is selective and housing turnover and big-ticket discretionary demand remain weak. The Department of Commerce’s July advance monthly estimates showed retail sales for furniture and home furnishings stores were essentially flat sequentially from June and down 1.2% year-over-year. Existing home sales declined 1.7% month over month to a 4.1 million annualized rate, remaining at historically low levels. Additionally, consumer sentiment fell 6.3% in August and headline CPI remains elevated at 3.4%, although core inflation eased to 2.5%. All of these factors, not to mention increased financing costs, directly pressure discretionary purchasing power. Additionally, we continue to monitor tariff developments.”

“Looking to the second half of fiscal 2027, we do not expect meaningful near-term improvement in market conditions. At the same time, the changes we have made to our cost structure and portfolio are delivering tangible benefits, and we believe they position us to deliver improved results compared with the prior-year period, even if current conditions persist,” he continued.

“With the cost cutting efforts behind us, our focus is on disciplined execution across our core businesses and converting improving order momentum into sales. The actions taken over the past 18 to 24 months have created a leaner, more disciplined operating model that we believe can deliver stronger and more consistent earnings over time.”

“We are also encouraged by the continued retailer response to Margaritaville, with commitments to approximately 100 in-store galleries and 10 free-standing retail stores to date, roughly double the level reported in December. Shipments began in the second quarter and are expected to build through the second half of fiscal 2027 and into fiscal 2028. Combined with continued momentum in incoming orders across our core businesses, we believe we are well positioned to capitalize on opportunities as demand recovers,” Hoff concluded.

Conference Call Details

  Hooker Furnishings will present its fiscal 2027 second quarter financial results via teleconference and live internet webcast on Friday morning, September 11th, 2026 at 9:00 AM Eastern Time.
  A live webcast of the call will be available on the Investor Relations page of the Company’s website at https://investors.hookerfurnishings.com/events and archived for replay.
  To access the call by phone, participants should go to this link (registration link) and you will be provided with dial-in details.
  To avoid delays, participants are encouraged to dial into the conference call fifteen minutes ahead of the scheduled start time.

About Hooker Furnishings

Hooker Furnishings Corporation, in its 102nd year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, fabric-upholstered furniture, lighting, accessories, and home décor for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture and outdoor furniture. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, HF Custom (formerly Sam Moore), a specialist in fashion forward custom upholstery offering a selection of chairs, sofas, sectionals, recliners and a variety of accent upholstery pieces, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia, North Carolina and California, with showrooms in High Point, NC, Las Vegas, NV, and Atlanta, GA. The Company operates distribution centers in Virginia, North Carolina, and Vietnam. Please visit our websites at hookerfurnishings.com, shenandoahfurniture.com, slh-co.com, and hcontractfurniture.com.

Additional Information

Hooker Furnishings uses our Investor Relations website, https://investors.hookerfurnishings.com/investor-relations, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media. For more information, contact Earl Armstrong, Senior Vice President and Chief Financial Officer at (276) 666-3969.

Forward Looking Statements

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) adverse political acts or developments affecting the international markets from which we import products and certain components used in our Domestic Upholstery segment, including the imposition of duties or tariffs by the U.S. or foreign governments, such as the tariffs under Section 301, antidumping and countervailing duty orders on raw materials like timber and lumber, the potential for additional or higher reciprocal tariffs on imports from key sourcing countries, and other trade restrictions or trade-related disputes, could affect our supply chain and increase our costs, and adversely affect our sales, earnings, and liquidity; (2) general economic or business conditions, both domestically and internationally, including the current macroeconomic uncertainties and challenges to the retail environment for home furnishings along with instability in the financial and credit markets, in part due to elevated interest rates and housing market volatility, which can affect consumer spending patterns, existing home sales, and demand for home furnishings, including their potential impact on (i) our sales and operating costs and access to financing, (ii) our customers, and (iii) our suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (3) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (4) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (5) achieving and managing growth and change, and the risks associated with new business lines including the Margaritaville launch occurring in the second half of fiscal 2027, and inherent risks associated with possible acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (6) risks associated with the ultimate outcome of our cost reduction efforts, including the amounts and timing of savings realized and the ability to scale the business appropriately as customer demand increases or decreases based on the macroeconomic environment; (7) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, customs issues, freight costs, including the price and availability of shipping containers, ocean vessels, domestic trucking, and warehousing costs and the risk that a disruption in our supply chain or the transportation and handling industries, including labor stoppages, strikes, slowdowns, or geopolitical conflicts or instability affecting key global shipping routes and our suppliers, could adversely affect our ability to timely fulfill customer orders; (8) interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information, hacking or other cybersecurity threats or inadequate levels of cyber insurance or risks not covered by cyber insurance; (9) difficulties in forecasting demand for our imported products and raw materials used in our domestic operations; (10) our inability to collect amounts owed to us or significant delays in collecting such amounts; (11) the risks associated with our Amended and Restated Loan Agreement, including the fact that our asset-based lending facility is secured by substantially all of our assets and contains provisions which limit the amount of our future borrowings under the facility, as well as financial and negative covenants that, among other things, may limit our ability to incur additional indebtedness; (12) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (13) risks associated with our self-insured healthcare and workers compensation plans, which utilize stop-loss insurance for aggregate claims above specified thresholds and can be impacted by higher healthcare inflation and expenditures, all of which may cause our healthcare and workers compensation costs to rise unexpectedly, adversely affecting our earnings, financial condition, and liquidity; (14) disruptions and damage (including those due to weather) affecting our Virginia or North Carolina warehouses, our Virginia, North Carolina or California administrative and manufacturing facilities, our High Point, Las Vegas, and Atlanta showrooms or our representative office or warehouse in Vietnam; (15) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (16) risks associated with product defects, including higher than expected costs associated with product quality and safety, regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products, product liability claims and costs to recall defective products and the adverse effects of negative media coverage; (17) the direct and indirect costs and time spent by our associates related to the implementation of our Enterprise Resource Planning system (“ERP”), including costs resulting from unanticipated disruptions to our business; (18) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (19) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (20) price competition in the furniture industry; (21) changes in consumer preferences, including increased demand for lower-priced furniture, especially in light of recently imposed tariffs on imported furniture; (22) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (23) decisions concerning the allocation of capital including the extent to which we repurchase shares of our common stock which will affect shares outstanding and earnings per share (EPS); (24) future actions by activist stockholders that could divert management attention, create uncertainty around our strategic direction, disrupt relationships with key shareholders, increase our costs, drive stock price volatility, and otherwise materially impact our business, financial condition, results of operations, and cash flows; and (25) other risks and uncertainties described under Part I, Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2026 and other filings with the SEC. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	For the
	13 Weeks Ended		26 Weeks Ended
	August 2,	August 3,	August 2,	August 3,
	2026	2025	2026	2025

Net sales	$63,250	$69,243	$132,702	$140,427

Cost of sales	43,151	52,001	92,011	105,250

Gross profit	20,099	17,242	40,691	35,177

Selling and administrative expenses	18,272	17,127	36,741	34,894
Intangible asset amortization	544	625	1,089	1,292

Operating income / (loss)	1,283	(510)	2,861	(1,009)

Other income	376	22	349	120
Interest expense, net	116	171	237	549

Income / (Loss) from continuing operations before income taxes	1,543	(659)	2,973	(1,438)

Income tax expense / (benefit)	338	(114)	664	(278)

Net income / (loss) from continuing operations	1,205	(545)	2,309	(1,160)

Net income / (loss) from discontinued operations, net of taxes	465	(2,732)	422	(5,169)

Net income / (loss)	$1,670	$(3,277)	$2,731	$(6,329)

Basic:
Earnings / (loss) from continuing operations per share	$0.12	$(0.06)	$0.21	$(0.11)
Earnings / (loss) from discontinued operations per share	0.04	(0.25)	0.04	(0.49)
Basic earnings / (loss) per share	$0.16	$(0.31)	$0.25	$(0.60)

Diluted:
Earnings / (loss) from continuing operations per share	$0.11	$(0.06)	$0.21	$(0.11)
Earnings / (loss) from discontinued operations per share	0.04	(0.25)	0.04	(0.49)
Diluted earnings / (loss) per share	$0.15	$(0.31)	$0.25	$(0.60)

Weighted average shares outstanding:
Basic	10,644	10,612	10,644	10,587
Diluted	10,760	10,612	10,774	10,587

Cash dividends declared per share	$0.115	$0.23	$0.230	$0.46

Table II
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME / (LOSS)
(In thousands)
(Unaudited)

	For the
	13 Weeks Ended		26 Weeks Ended
	August 2,	August 3,	August 2,	August 3,
	2026	2025	2026	2025

Net income / (loss)	$1,670	$(3,277)	$2,731	$(6,329)
Other comprehensive income:
Actuarial adjustments	(20)	(45)	(39)	(89)
Income tax effect on adjustments	5	11	9	21
Adjustments to net periodic benefit cost	(15)	(34)	(30)	(68)

Total comprehensive income / (loss)	$1,655	$(3,311)	$2,701	$(6,397)

Table III
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	August 2,	February 1,
	2026	2026
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$18,660	$1,112
Trade accounts receivable, net	26,275	37,786
Inventories	43,414	48,684
Income tax recoverable	-	30
Prepaid expenses and other current assets	5,729	5,283
Total current assets	94,078	92,895
Property, plant and equipment, net	22,181	25,207
Cash surrender value of life insurance policies	31,491	30,422
Deferred taxes	24,305	24,941
Operating leases right-of-use assets	22,051	23,015
Intangible assets, net	11,905	12,994
Goodwill	575	575
Other assets	17,856	15,842
Total non-current assets	130,364	132,996
Total assets	$224,442	$225,891

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$12,180	$11,002
Accrued salaries, wages and benefits	4,882	3,730
Accrued income taxes	117	42
Customer deposits	6,435	5,291
Current portion of operating lease liabilities	5,089	5,445
Other accrued expenses	2,327	2,083
Total current liabilities	31,030	27,593
Long term debt	-	3,223
Deferred compensation	5,960	6,365
Operating lease liabilities	18,865	19,468
Total long-term liabilities	24,825	29,056
Total liabilities	55,855	56,649

Shareholders’ equity
Common stock, no par value,20,000 shares authorized,
10,727 and 10,764 shares issued and outstanding on each date	51,311	51,361
Retained earnings	117,028	117,603
Accumulated other comprehensive income	248	278
Total shareholders’ equity	168,587	169,242
Total liabilities and shareholders’ equity	$224,442	$225,891

Table IV HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	For the
	26 Weeks Ended
	August 2,	August 3,
	2026	2025
Operating Activities:
Net income / (loss)	$2,731	$(6,329)
Less: Income / (Loss) from discontinued operations, net of taxes	422	(5,169)

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	3,629	3,499
Deferred income tax expense / (benefit)	645	(1,990)
Noncash restricted stock and performance awards	408	144
Provision for / (benefit from) doubtful accounts and sales allowances	193	(182)
Gain on life insurance policies	(874)	(724)
Loss on disposal of assets	7	15
Changes in assets and liabilities:
Trade accounts receivable	10,706	13,008
Inventories	5,270	10,225
Income tax recoverable	30	482
Prepaid expenses and other assets	(787)	(2,563)
Trade accounts payable	584	(1,284)
Accrued salaries, wages, and benefits	1,153	614
Accrued income taxes	(47)	(16)
Customer deposits	1,144	1,125
Operating lease assets and liabilities	5	124
Other accrued expenses	106	38
Deferred compensation	(444)	(431)
Net cash provided by operating activities	$24,037	$20,924

Investing Activities:
Purchases of property and equipment	(1,094)	(1,570)
Premiums paid on life insurance policies	(325)	(326)
Proceeds received on life insurance policies	540	-
Proceeds from sales of assets	6	-
Net cash used in investing activities	$(873)	$(1,896)

Financing Activities:
Proceeds from revolving credit facility	3,216	32,440
Payments for long-term loans	(6,770)	(48,956)
Cash dividends paid	(2,486)	(5,011)
Purchase and retirement of common stock	(1,265)	-
Debt issuance costs	-	(33)
Net cash used in financing activities	$(7,305)	$(21,560)

Discontinued Operations
Cash provided by / (used in) operating activities	1,689	(2,818)
Cash used in investing activities	-	(124)
Cash provided by / (used in) discontinued operations	$1,689	$(2,942)

Net Increase / (decrease) in cash and cash equivalents	17,548	(5,474)
Cash and cash equivalents - beginning of year	1,112	6,295
Cash and cash equivalents - end of quarter	$18,660	$821

Supplemental disclosure of cash flow information:
Income taxes paid / (refund), net	$35	$(443)
Interest paid, net	6	609

Non-cash transactions:
Increase in lease liabilities arising from changes in right-of-use assets	$1,799	$10
Increase in property and equipment through accrued purchases	41	152

Table V
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
NET SALES, GROSS PROFIT, AND OPERATING INCOME / (LOSS) BY SEGMENT
(In thousands)

	13 Weeks Ended				26 Weeks Ended
	August 2, 2026		August 3, 2025		August 2, 2026		August 3, 2025
		% Net		% Net		% Net		% Net
Net sales		Sales		Sales		Sales		Sales
Hooker Branded	$34,620	54.7%	$36,250	52.4%	$69,950	52.7%	$73,359	52.2%
Domestic Upholstery	27,152	42.9%	28,677	41.4%	55,506	41.8%	57,590	41.0%
All Other	1,478	2.3%	4,316	6.2%	7,246	5.5%	9,478	6.7%
Consolidated	$63,250	100%	$69,243	100%	$132,702	100%	$140,427	100%

Gross profit
Hooker Branded	$13,722	39.6%	$10,541	29.1%	$27,639	39.5%	$21,605	29.5%
Domestic Upholstery	6,233	23.0%	5,305	18.5%	11,198	20.2%	10,585	18.4%
All Other	144	9.7%	1,396	32.3%	1,854	25.6%	2,987	31.5%
Consolidated	$20,099	31.8%	$17,242	24.9%	$40,691	30.7%	$35,177	25.1%

Operating income / (loss)
Hooker Branded	$870	2.5%	$10	0.0%	$2,076	3.0%	$37	0.1%
Domestic Upholstery	833	3.1%	(408)	-1.4%	144	0.3%	(1,004)	-1.7%
All Other	(420)	-28.4%	(112)	-2.6%	641	8.8%	(42)	-0.4%
Consolidated	$1,283	2.0%	$(510)	-0.7%	$2,861	2.2%	$(1,009)	-0.7%

Table VI
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
TARIFF RECOVERIES BY SEGMENT
(In thousands)

	13 Weeks Ended		26 Weeks Ended
	August 2, 2026		August 2, 2026
		% Net		% Net
Net sales		Sales		Sales
Hooker Branded	$(65)	-0.2%	$(65)	-0.1%
Domestic Upholstery	-	0.0%	-	0.0%
All Other	(457)	-30.9%	(457)	-6.3%
Consolidated	$(522)	-0.8%	$(522)	-0.4%

Cost of sales
Hooker Branded	$(2,503)	-7.2%	$(2,503)	-3.6%
Domestic Upholstery	(805)	-3.0%	(805)	-1.5%
All Other	(961)	-65.0%	(961)	-13.3%
Consolidated	$(4,269)	-6.7%	$(4,269)	-3.2%

Interest Income
Hooker Branded	$138	0.4%	$138	0.2%
Domestic Upholstery	40	0.1%	40	0.1%
All Other	23	1.6%	23	0.3%
Consolidated	$201	0.3%	$201	0.2%

Discontinued Operations
Net sales	$(612)		$(612)
Cost of sales	(1,635)		(1,635)
Interest Income	54		54

	As of
	August 2, 2026
Inventories
Hooker Branded	$(1,511)
Domestic Upholstery	(276)
All Other	-
Consolidated	$(1,787)
Discontinued Operations	$-

Table VII
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
Order Backlog
(In thousands)
(Unaudited)

Reporting Segment	August 2, 2026	February 1, 2026	August 3, 2025

Hooker Branded	$21,150	$16,490	$15,701
Domestic Upholstery	20,230	19,557	19,313
All Other	1,036	7,807	4,912

Consolidated	$42,416	$43,854	$39,926